Exhibit 10.5

Date:        September 7, 2021

To:        Thomas A. West

Subject: Equity Acceleration

We are pleased to share with you that the Board of Directors of Intersect ENT, Inc. (the “Company”) have granted you certain equity acceleration benefits, as described below. This letter will serve as an amendment to certain vesting acceleration provisions included in your performance-based vesting equity awards, as described below.

Equity Acceleration: You have been granted a performance-based vesting stock option award granted on July 22, 2019 that vests based on achievement of 30-day average share price targets (the “CEO PSO”), and a performance-based vesting stock unit award granted on February 3, 2020 that vests based on achievement of average share price targets (the “CEO PSU”). The Company’s Board of Directors have amended the CEO PSO and CEO PSU to provide that such awards will be fully vested and, if applicable, exercisable immediately prior to and contingent upon the merger transaction described in the Agreement and Plan of Merger dated August 6, 2021, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent and the Company (the “Merger”).

Except as noted above, this letter does not amend or modify the terms of the CEO PSO or CEO PSU, nor does it amend or modify the Company’s rights or obligations under either the CEO PSO or CEO PSU. Rather, this letter supplements the CEO PSO and CEO PSU by establishing that such awards will accelerate in the event of the Merger. This letter is part of CEO PSO and CEO PSU and should be kept with those documents for your recordkeeping.

Sincerely,

/s/ Patrick Broderick
Patrick Broderick
EVP, General Counsel & Corporate Secretary
Intersect ENT, Inc.